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                                  EXHIBIT 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE

Home City Financial Corporation Reports First Quarter Net Income

Springfield, Ohio, April 21, 2003 - Home City Financial Corporation ("HCFC") (Nasdaq SmallCap Market: HCFC) reported net income of $167,000, or $.22 basic earnings per share, for the first quarter ended March 31, 2003, compared to $65,000, or $.09 basic earnings per share, for the quarter ended March 31, 2002. Diluted earnings per share for the quarters were also $.22 and $.09, respectively. Net interest income increased by $205,000 for the quarter, reflecting improved interest rate spreads. The provision for loan losses increased by $77,000, primarily due to management's analysis of the local and national economies. Noninterest income decreased by $80,000 due primarily to the decrease resulting from discontinuation of the operations of Home City Insurance Agency, Inc. at year-end 2002. Noninterest expense decreased by $157,000, reflecting both a staffing decrease and decreased operating costs associated with the insurance agency. The increase of $103,000 in the federal income tax resulted from increased net income and the composition of taxable and non-taxable income for the quarter.

Assets totaled $151.7 million at March 31, 2003, an increase of $2.0 million, or 1.3%, from $149.7 million at December 31, 2002. Net loans receivable totaled $127.9 million at March 31, 2003, an increase of $494,000, or 0.4%, from $127.4 million at December 31, 2002. Deposits totaled $98.2 million at March 31, 2003, compared to $99.1 million at December 31, 2002, a decrease of $960,000, or 1.0%, while retaining the bulk of the new relationship savings established at our main office grand opening. Depositors maintained most of the maturing deposits in our tiered prime statement savings account which offers flexibility as well as competitive yields in these uncertain economic times. Federal Home Loan Bank advances increased $2.9 million, or 7.6%, from $38.2 million at December 31, 2002, to $41.1 million at March 31, 2003, meeting both loan origination and liquidity needs.

HCFC's Annual Meeting of Shareholders will be held at The Springfield Inn, 100
S. Fountain Avenue, Springfield, Ohio, on April 30, 2003, at 3:00 p.m.

Information on transactions in HCFC's shares is quoted on The Nasdaq SmallCap Market under the symbol "HCFC".

Contact: J. William Stapleton, CEO/COO
           (937) 390-0470


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Home City Financial Corporation

Selected Consolidated Financial Condition Data:
-----------------------------------------------   Mar. 31,        Dec. 31,            Incr.          %
             ($ in thousands)                      2003             2002             (Decr.)       Change
                                                   ----             ----             -------       ------
Total assets                                    $151,695         $149,735        $  1,960           1.3%
Loans, net                                       127,909          127,415             494           0.4
Allowance for loan losses                            605              503             102          20.3
Available-for-sale securities                      6,085            6,363            (278)         (4.4)
Federal Home Loan Bank stock                       2,199            2,177              22           1.0
Deposits                                          98,159           99,119            (960)         (1.0)
Federal Home Loan Bank advances                   41,102           38,199           2,903           7.6
Shareholders' Equity                              11,655           11,559              96           0.8

                                               Three Months Ended
Selected Consolidated Operations Data:               Mar.31,
--------------------------------------               -------
($ in thousands except per share amounts)       2003        2002
                                                ----        ----
Total interest income                         $ 2,349     $ 2,465
Total interest expense                          1,249       1,570
                                              -------     -------
         Net interest income                    1,100         895
Provision for loan losses                          90          13
                                              -------     -------

Net interest income after
         provision for loan losses              1,010         882
Total noninterest income                           89         169
Total noninterest expense                         842         999
                                              -------     -------
         Income before federal income tax         257          52
Federal income tax expense                         90         (13)
                                              -------     -------
Net income                                    $   167     $    65
                                              -------     -------
Earnings per share
            Basic                             $  0.22     $  0.09
            Diluted                           $  0.22     $  0.09